Exhibit 99.1

The Container Store Group, Inc. Announces Third Quarter Fiscal 2020 Financial Results

Record consolidated net sales of $275.5 million, up 20.5%; Custom Closets up 19.5%

Online sales nearly doubled

Earnings per diluted share of $0.40 and adjusted earnings per diluted share of $0.42,

compared to $0.05 in third quarter of fiscal 2019

Strong year-to-date operating cash flow of $116.7 million and free cash flow* of $105.0 million

Coppell, TX — February 2, 2021 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the third quarter of fiscal 2020 ended December 26, 2020.

●	Consolidated net sales were $275.5 million, up 20.5%. Net sales in The Container Store retail business (“TCS”) were $256.5 million, up 21.0%, inclusive of the 19.5% increase in Custom Closets. Online sales increased 98.1% in the third quarter of fiscal 2020. Elfa International AB (“Elfa”) third-party net sales were $19.0 million, up 13.5% compared to the third quarter of fiscal 2019; excluding the impact of foreign currency translation, Elfa third-party net sales were up 3.3%.
●	Consolidated net income and net income per diluted share (“EPS”) were $19.7 million and $0.40 compared to $2.4 million and $0.05, respectively, in the third quarter of fiscal 2019. Adjusted net income per diluted share (“Adjusted EPS”)* was $0.42 compared to $0.05 in the third quarter of fiscal 2019.
●	Adjusted EBITDA* was $42.4 million in the third quarter of fiscal 2020 compared to $22.0 million in the third quarter of fiscal 2019.
●	Net cash provided by operating activities was $116.7 million in the thirty-nine weeks ended December 26, 2020 compared to ($1.1) million in the thirty-nine weeks ended December 28, 2019. Free cash flow* increased to $105.0 million compared to ($30.4) million in the thirty-nine weeks ended December 28, 2019.
●	The Company utilized $52.3 million of cash to pay down principal on the Senior Secured Term Loan Facility in the thirty-nine weeks ended December 26, 2020.

Melissa Reiff, Chairwoman commented, “Our third quarter results meaningfully exceeded our original expectations. The strong customer demand we saw in the second quarter persisted into the third quarter, and our entire organization continued to make significant strides against our strategic priorities positioning us extremely well to capitalize on our business opportunities. Our Custom Closets business significantly accelerated in the third quarter as compared to the second quarter and, combined with strong performance from our other product categories, drove our record-breaking sales.”

Ms. Reiff continued, “I am very proud of our teams and the accomplishments we have made the last several years, and specifically these past 11 months. With our business firing on all cylinders both financially and operationally, and the strength of our performance quarter-to-date, we are very confident we will end our fiscal year with strong momentum.

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

This is the ideal time for our previously announced leadership transition of my CEO and President responsibilities to Satish Malhotra, which occurred yesterday. Satish and I will ensure a smooth transition until my retirement March 1, 2021. And as we look ahead, I am confident that our business is well-positioned to continue to drive results into our next chapter of growth.”

Third Quarter Fiscal 2020 Results

For the third quarter (thirteen weeks) ended December 26, 2020:

●	Consolidated net sales were $275.5 million, up 20.5% compared to the third quarter of fiscal 2019. TCS net sales were $256.5 million, an increase of 21.0% with other product categories up 22.2%, contributing 1,260 basis points of the increase, and Custom Closets up 19.5%, contributing 840 basis points of the increase. Our online sales increased 98.1% compared to the third quarter of fiscal 2019. Elfa third-party net sales were $19.0 million, up 13.5% compared to the third quarter of fiscal 2019 and, excluding the impact of foreign currency translation, Elfa third-party net sales were up 3.3%. The Company does not believe that comparable store sales is a meaningful metric to present in the third quarter of fiscal 2020 because all stores except one are considered comparable for purposes of the calculation; therefore, the calculated increase would be materially the same as the overall TCS net sales increase of 21.0%.

●	Consolidated gross margin was 57.9%, a decrease of 90 basis points, compared to the third quarter of fiscal 2019. TCS gross margin decreased 40 basis points to 57.2%, primarily due to increased shipping costs as a result of a higher mix of online sales combined with incremental shipping surcharges instituted by third party carriers, partially offset by less promotional activity and a favorable mix of higher margin product sales in the third quarter of fiscal 2020. Elfa gross margin increased 260 basis points primarily due to lower direct material costs.
●	Consolidated selling, general and administrative expenses (“SG&A”) increased by 3.5% to $115.9 million in the third quarter of fiscal 2020 from $112.0 million in the third quarter of fiscal 2019. SG&A as a percentage of net sales decreased 690 basis points primarily due to leverage of occupancy and payroll costs on higher sales during the quarter, combined with reductions in marketing costs and other expenses.
●	Pre-opening costs declined to $95.0 thousand in the third quarter of fiscal 2020 from $2.5 million in the third quarter of fiscal 2019 primarily due to $2.2 million of net costs associated with the opening of the second distribution center in the third quarter of fiscal 2019. The Company did not open any new stores in the third quarter of fiscal 2020 and opened one relocation store in the third quarter of fiscal 2019.
●	Consolidated net interest expense decreased 20.2% to $4.1 million in the third quarter of fiscal 2020 from $5.1 million in the third quarter of fiscal 2019. The decrease is primarily due to lower interest rates, combined with a lower principal balance on the Senior Secured Term Loan Facility. In the third quarter of fiscal 2020, the Company amended its Senior Secured Term Loan Facility and incurred a loss on extinguishment of debt of $0.9 million. See Debt Refinance section below for further information.
●	The effective tax rate was 29.4% in the third quarter of fiscal 2020, as compared to 43.9% in the third quarter of fiscal 2019. The decrease in the effective tax rate is primarily due to the impact of discrete items on higher pre-tax income in the third quarter of fiscal 2020.
●	Net income was $19.7 million, or $0.40 per diluted share, in the third quarter of fiscal 2020 compared to net income of $2.4 million, or $0.05 per diluted share in the third quarter of fiscal 2019. Adjusted net income* was $20.7 million, or $0.42 per diluted share, in the third quarter of fiscal 2020 compared to adjusted net income* of $2.4 million, or $0.05 per diluted share in the third quarter of fiscal 2019.
●	Adjusted EBITDA* was $42.4 million in the third quarter of fiscal 2020 compared to $22.0 million in the third quarter of fiscal 2019, driven by higher consolidated net sales and a 690 basis point improvement in SG&A as a percentage of consolidated net sales, partially offset by consolidated gross margin decline of 90 basis points.

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

For the year-to-date (thirty-nine weeks) ended December 26, 2020:

●	Consolidated net sales were $675.4 million, up 0.1% as compared to the thirty-nine weeks ended December 28, 2019. Net sales at TCS were $628.9 million, up 0.1%, with other product categories up 1.0%, contributing 60 basis points of the increase, and Custom Closets partially reducing the increase by 50 bps. Our online sales increased 124.7% compared to the thirty-nine weeks ended December 28, 2019. Elfa third-party net sales were $46.5 million, up 0.4% compared to the thirty-nine weeks ended December 28, 2019; however, excluding the impact of foreign currency translation, Elfa third-party net sales were down 4.8%. TCS and Elfa net sales were negatively impacted by COVID-19 during the first quarter of fiscal 2020. As a result of the impact of the COVID-19 pandemic on our Company stores and the Company’s policy of excluding extended store closures from its comparable sales calculation, the Company does not believe that comparable store sales is a meaningful metric to present for fiscal 2020.
●	Consolidated gross margin was 56.8%, a decrease of 120 basis points compared to the thirty-nine weeks ended December 28, 2019. TCS gross margin decreased 160 basis points to 55.7%, primarily due to increased shipping costs as a result of a higher mix of online sales and increased promotional activity, partially offset by a favorable mix of higher margin product sales. Elfa gross margin increased 400 basis points primarily due to favorable customer and product sales mix and lower direct material costs.
●	Consolidated SG&A decreased by 9.3% to $303.3 million from $334.3 million in the thirty-nine weeks ended December 28, 2019. SG&A as a percentage of net sales decreased 470 basis points. The decrease was primarily due to reductions in payroll, marketing, and other costs in the thirty-nine weeks ended December 26, 2020.
●	Pre-opening costs declined to $0.1 million in the thirty-nine weeks ended December 26, 2020 from $6.0 million in the thirty-nine weeks ended December 28, 2019 primarily due to $5.0 million of net costs associated with the opening of the second distribution center in the thirty-nine weeks ended December 28, 2019. The Company opened no new stores in the thirty-nine weeks ended December 26, 2020 as compared to opening two new stores, including one relocation, in the thirty-nine weeks ended December 28, 2019.
●	Other expenses increased to $1.1 million in the thirty-nine weeks ended December 26, 2020 due to severance costs associated with the reduction in workforce as a result of the COVID-19 pandemic, as compared to $0.4 million for charges primarily related to the closure of Elfa France operations in the thirty-nine weeks ended December 28, 2019.
●	Consolidated net interest expense decreased 16.7% to $13.5 million in the thirty-nine weeks ended December 26, 2020 from $16.2 million in the thirty-nine weeks ended December 28, 2019. The decrease is primarily due to lower interest rates, combined with a lower principal balance on the Senior Secured Term Loan Facility. As discussed above, the Company incurred a loss on extinguishment of debt of $0.9 million in the thirty-nine weeks ended December 26, 2020 in connection with the amendment to its Senior Secured Term Loan Facility. See Debt Refinance section below for further information.
●	The effective tax rate was 30.9%, as compared to 42.2% in the thirty-nine weeks ended December 28, 2019. The decrease in the effective tax rate is primarily due to the impact of discrete items on higher pre-tax income in the thirty-nine weeks ended December 26, 2020.
●	Net income was $23.2 million, or $0.47 per diluted share, in the thirty-nine weeks ended December 26, 2020 compared to net income of $2.0 million, or $0.04 per diluted share in the thirty-nine weeks ended December 28, 2019. Adjusted net income* was $26.1 million, or $0.53 per diluted share, in the thirty-nine weeks ended December 26, 2020 compared to adjusted net income* of $2.2 million, or $0.05 per diluted share in the thirty-nine weeks ended December 28, 2019.
●	Adjusted EBITDA* was $91.0 million in the thirty-nine weeks ended December 26, 2020 compared to $55.1 million in the thirty-nine weeks ended December 28, 2019.

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

Balance sheet and liquidity highlights:

(In thousands)	December 26, 2020	December 28, 2019
Cash	$27,895	$13,971
Total debt, net of deferred financing costs (1)	$191,076	$305,711
Liquidity (2)	$138,124	$64,097
Free cash flow (3)	$105,019	$(30,432)

(1)	See Debt Refinance section for additional information.
(2)	Cash plus availability on revolving credit facilities.
(3)	Represents fiscal thirty-nine week periods only. See Reconciliation of GAAP to Non-GAAP Financial Measures table.

Debt Refinance

On November 25, 2020, the Company entered into Amendment No. 7 (the “Seventh Amendment”) to the Senior Secured Term Loan Facility. In connection with the Seventh Amendment, the Company (a) paid down $47.2 million of the outstanding loans under the Senior Secured Term Loan Facility, which reduced the aggregate principal amount of the loans under the facility to $200.0 million and (b) amended the Senior Secured Term Loan Facility to, among other things, extend the maturity date to January 31, 2026 and impose a 1.00% premium if a voluntary prepayment is made from the proceeds of a repricing transaction within the one year anniversary of the Seventh Amendment. Commencing on March 31, 2021, the Company will be required to make quarterly amortization payments of $0.5 million on the term loan facility, with the balloon payment for the remaining balance due on January 31, 2026. Prior to the date of delivery of a compliance certificate for the fiscal quarter ended December 26, 2020, the applicable interest rate margin for LIBOR loans was 4.75%, subject to a LIBOR floor of 1.00%, and 3.75% for base rate loans and, thereafter, may step up to 5.00% for LIBOR Loans and 4.00% for base rate loans unless the consolidated leverage ratio achieved is less than or equal to 2.75 to 1.00. As of December 26, 2020, the aggregate principal amount in outstanding borrowings under the Senior Secured Term Loan Facility was $190.7 million, net of deferred financing costs.

On November 25, 2020, the Company also entered into Amendment No. 5 (the “Fifth Amendment”) to the Revolving Credit Facility. The Fifth Amendment amends the Revolving Credit Facility to extend the maturity date to the earlier of (a) November 25, 2025 and (b) October 31, 2025 if any portion of the Senior Secured Term Loan Facility remains outstanding on such date and the maturity date of the Senior Secured Term Loan Facility is not extended.

Outlook

The Company currently expects fiscal fourth quarter sales growth of 20% to 25% inclusive of the benefit from the 53rd week.  Diluted earnings per share for the fiscal fourth quarter are expected to be $0.51 to $0.56, or $0.52 to $0.57 on an adjusted* basis, resulting in full fiscal 2020 diluted earnings per share of $0.98 to $1.03 or $1.05 to $1.10 on an adjusted* basis.

The 53rd week is expected to contribute approximately $13.0 million to sales and approximately $0.05 to earnings per share in the fiscal fourth quarter.

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

Conference Call Information

A conference call to discuss third quarter fiscal 2020 financial results is scheduled for today, February 2, 2021, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.containerstore.com.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (844) 512-2921 (international callers please dial (412) 317-6671). The pin number to access the telephone replay is 13714830. The replay will be available until March 2, 2021.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our future opportunities; our goals, strategies, priorities and initiatives; sales trends and momentum; and our anticipated financial performance.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the outbreak of COVID-19 and the associated impact on our business, results of operations and financial condition; our ability to continue to lease space on favorable terms; costs and risks relating to new store openings; quarterly and seasonal fluctuations in our operating results; cost increases that are beyond our control; our inability to protect our brand; our failure or inability to protect our intellectual property rights; overall decline in the health of the economy, consumer spending, and the housing market; our inability to source and market new products to meet consumer preferences; failure to successfully anticipate consumer preferences and demand; competition from other stores and internet-based competition; vendors may sell similar or identical products to our competitors; our and our vendors’ vulnerability to natural disasters and other unexpected events; disruptions at our Elfa manufacturing facilities; deterioration or change in vendor relationships or events that adversely affect our vendors or their ability to obtain financing for their operations, including COVID-19; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws; risks relating to operating two distribution centers; our dependence on foreign imports for our merchandise; our reliance upon independent third party transportation providers; our inability to effectively manage our online sales; effects of a security breach or cyber-attack of our website or information technology systems, including relating to our use of third-party web service providers; damage to, or interruptions in, our information systems as a result of external factors, working from home arrangements, staffing shortages and difficulties in updating our existing software or developing or implementing new software; our indebtedness may restrict our current and future operations, and we may not be able to refinance our debt on favorable terms, or at all; fluctuations in currency exchange rates; our inability to maintain sufficient levels of cash flow to meet growth expectations; our fixed lease obligations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; changes to global markets and inability to predict future interest expenses; our reliance on key executive management; employee furloughs and uncertainty about their ability to return to work; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws; impairment charges and effects of changes in estimates or projections used to assess the fair value of our assets; effects of tax reform and other tax fluctuations; and significant fluctuations in the price of our common stock; substantial future sales of our common stock, or the perception that such sales may occur, which could depress the price of our common stock; risks related to being a public company; our performance meeting guidance provided to the public; anti-takeover provisions in our governing documents, which could delay or prevent a change in control; and our failure to establish and maintain effective internal controls.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, (the “SEC”) on June 17, 2020 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store Group, Inc. (NYSE: TCS) is the nation’s leading retailer of storage and organization products and solutions – a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 11,000 products designed to help customers accomplish projects, maximize their space and make the most of their home. The Container Store also offers a full suite of custom closets designed to accommodate all sizes, styles and budgets.

Visit www.containerstore.com for more information about store locations, the product collection and services offered. Visit www.containerstore.com/blog for inspiration, tips and real solutions to everyday organization challenges, and www.whatwestandfor.com to learn more about the company’s unique culture.

The Container Store Group, Inc.

Consolidated statements of operations

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(In thousands, except share and per share amounts) (unaudited)	December 26, 2020	December 28, 2019	December 26, 2020	December 28, 2019

Net sales	$275,478	$228,657	$675,405	$674,609
Cost of sales (excluding depreciation and amortization)	115,991	94,292	291,621	283,633
Gross profit	159,487	134,365	383,784	390,976
Selling, general, and administrative expenses (excluding depreciation and amortization)	115,870	111,972	303,328	334,281
Stock-based compensation	2,177	799	4,986	2,575
Pre-opening costs	95	2,482	111	5,988
Depreciation and amortization	8,498	9,689	26,270	28,137
Other (income) expenses	(13)	(1)	1,089	375
Loss (gain) on disposal of assets	18	(8)	12	(12)
Income from operations	32,842	9,432	47,988	19,632
Interest expense, net	4,099	5,134	13,540	16,245
Loss on extinguishment of debt	893	—	893	—
Income before taxes	27,850	4,298	33,555	3,387
Provision for income taxes	8,181	1,886	10,356	1,428
Net income	$19,669	$2,412	$23,199	$1,959

Net income per common share — basic	$0.40	$0.05	$0.48	$0.04
Net income per common share — diluted	$0.40	$0.05	$0.47	$0.04

Weighted-average common shares — basic	48,570,843	48,313,671	48,491,286	48,987,525
Weighted-average common shares — diluted	49,513,225	48,370,418	48,950,253	49,172,633

The Container Store Group, Inc.

Consolidated balance sheets

	December 26,	March 28,	December 28,
(In thousands)	2020	2020	2019
Assets	(unaudited)		(unaudited)
Current assets:
Cash	$27,895	$67,755	$13,971
Accounts receivable, net	31,799	24,721	29,438
Inventory	138,989	124,207	139,579
Prepaid expenses	10,143	8,852	10,435
Income taxes receivable	93	4,724	1,205
Other current assets	19,103	11,907	11,633
Total current assets	228,022	242,166	206,261
Noncurrent assets:
Property and equipment, net	134,746	147,540	153,515
Noncurrent operating lease assets	305,259	347,170	350,922
Goodwill	202,815	202,815	202,815
Trade names	230,187	222,769	224,956
Deferred financing costs, net	269	170	188
Noncurrent deferred tax assets, net	2,503	2,311	1,835
Other assets	4,381	1,873	1,790
Total noncurrent assets	880,160	924,648	936,021
Total assets	$1,108,182	$1,166,814	$1,142,282

The Container Store Group, Inc.

Consolidated balance sheets (continued)

	December 26,	March 28,	December 28,
(In thousands, except share and per share amounts)	2020	2020	2019
Liabilities and shareholders’ equity	(unaudited)		(unaudited)
Current liabilities:
Accounts payable	$86,319	$53,647	$56,231
Accrued liabilities	88,080	66,046	67,658
Revolving lines of credit	—	9,050	—
Current portion of long-term debt	2,186	6,952	6,953
Current operating lease liabilities	54,719	62,476	63,163
Income taxes payable	8,859	—	2,504
Total current liabilities	240,163	198,171	196,509
Noncurrent liabilities:
Long-term debt	188,890	317,485	298,758
Noncurrent operating lease liabilities	291,710	317,284	320,536
Noncurrent deferred tax liabilities, net	51,465	50,178	48,363
Other long-term liabilities	13,415	11,988	9,947
Total noncurrent liabilities	545,480	696,935	677,604
Total liabilities	785,643	895,106	874,113
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 48,573,694 shares issued at December 26, 2020; 48,316,559 shares issued at March 28, 2020; 48,316,559 shares issued at December 28, 2019	486	483	483
Additional paid-in capital	870,739	866,667	866,132
Accumulated other comprehensive loss	(12,738)	(36,295)	(26,771)
Retained deficit	(535,948)	(559,147)	(571,675)
Total shareholders’ equity	322,539	271,708	268,169
Total liabilities and shareholders’ equity	$1,108,182	$1,166,814	$1,142,282

The Container Store Group, Inc.

Consolidated statements of cash flows

	Thirty-Nine Weeks Ended
	December 26,	December 28,
(In thousands) (unaudited)	2020	2019

Operating activities
Net income	$23,199	$1,959
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	26,270	28,137
Stock-based compensation	4,986	2,575
Gain on disposal of assets	12	(12)
Loss on extinguishment of debt	893	—
Deferred tax benefit	(6,203)	(5,023)
Non-cash interest	1,393	1,396
Other	48	187
Changes in operating assets and liabilities:
Accounts receivable	(2,962)	(4,149)
Inventory	(10,430)	(32,127)
Prepaid expenses and other assets	(823)	1,216
Accounts payable and accrued liabilities	55,596	3,630
Net change in lease assets and liabilities	8,311	245
Income taxes	13,353	(547)
Other noncurrent liabilities	3,046	1,377
Net cash provided by (used in) operating activities	116,689	(1,136)

Investing activities
Additions to property and equipment	(11,670)	(29,296)
Proceeds from sale of property and equipment	65	12
Net cash used in investing activities	(11,605)	(29,284)

Financing activities
Borrowings on revolving lines of credit	36,292	51,335
Payments on revolving lines of credit	(46,202)	(56,700)
Borrowings on long-term debt	200,000	65,000
Payments on long-term debt	(330,403)	(22,512)
Payment of debt issuance costs	(5,579)	—
Payment of taxes with shares withheld upon restricted stock vesting	(412)	(372)
Net cash (used in) provided by financing activities	(146,304)	36,751

Effect of exchange rate changes on cash	1,360	276

Net (decrease) increase in cash	(39,860)	6,607
Cash at beginning of fiscal period	67,755	7,364
Cash at end of fiscal period	$27,895	$13,971

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per common share - diluted, Adjusted EBITDA, and free cash flow. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income or net loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., to assess its financial performance.

The Company presents adjusted net income, adjusted net income per common share - diluted, and Adjusted EBITDA because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company. These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines adjusted net income as net income before restructuring charges, charges related to the impact of COVID-19 on business operations, credits pursuant to the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, severance charges associated with COVID-19, charges related to an Elfa manufacturing facility closure, charges related to the closure of Elfa France operations, impairment charges related to intangible assets, loss on extinguishment of debt, certain (gains) losses on disposal of assets, certain management transition costs incurred and benefits realized, charges incurred as part of the implementation of our optimization plan, and the tax impact of these adjustments and other unusual or infrequent tax items. We define adjusted net income per common share - diluted as adjusted net income divided by the diluted weighted average common shares outstanding. We use adjusted net income and adjusted net income per common share - diluted to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We present adjusted net income and adjusted net income per common share - diluted because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company.

The Company defines EBITDA as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with its credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period as discussed further below. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Company presents free cash flow, which the Company defines as net cash provided by (used in) operating activities in a period minus payments for property and equipment made in that period, because it believes it is a useful indicator of the Company’s overall liquidity, as the amount of free cash flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. Accordingly, we believe that free cash flow provides useful information to investors in understanding and evaluating our liquidity in the same manner as management. Our definition of free cash flow is limited in that it does not solely represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.

Additionally, this press release refers to the decline in Elfa third-party net sales after the conversion of Elfa’s net sales from Swedish krona to U.S. dollars using the prior year’s conversion rate, which is a financial measure not calculated in accordance with GAAP. The Company believes the disclosure of Elfa third-party net sales decline without the effects of currency exchange rate fluctuations helps investors understand the Company’s underlying performance.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share amounts)
(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income and adjusted net income per common share - diluted with the most directly comparable GAAP financial measures of GAAP net income and GAAP net income per common share - diluted.

	Thirteen		Thirty-Nine		Fiscal Year		Fiscal Year
	Weeks Ended		Weeks Ended		2020 Outlook		Ended
	December 26, 2020	December 28, 2019	December 26, 2020	December 28, 2019	Low	High	March 28, 2020
Numerator:
Net income	$19,669	$2,412	$23,199	$1,959	$48,220	$50,670	$14,487
Management transition costs (a)	1,200	—	1,200	—	1,200	1,200	—
Loss on extinguishment of debt (b)	893	—	893	—	893	893	—
Elfa France closure (c)	—	(1)	—	402	—	—	402
Employee retention credit (d)	(1,028)	—	(1,028)	—	(1,028)	(1,028)	—
COVID-19 costs (e)	367	—	1,863	—	2,275	2,275	—
Severance (f)	(15)	—	1,088	—	1,100	1,100	—
Taxes (g)	(381)	—	(1,103)	(112)	(1,210)	(1,210)	(112)
Adjusted net income	$20,705	$2,411	$26,112	$2,249	$51,450	$53,900	$14,777

Denominator:
Weighted-average common shares outstanding — diluted	49,513,225	48,370,418	48,950,253	49,172,633	49,000,000	49,000,000	48,964,564

Net income per common share — diluted	$0.40	$0.05	$0.47	$0.04	$0.98	$1.03	$0.30
Adjusted net income per common share — diluted	$0.42	$0.05	$0.53	$0.05	$1.05	$1.10	$0.30

(a)	Costs related to the transition of key executives including signing bonus and relocation expenses recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(b)	Loss recorded as a result of the amendments made to the Senior Secured Term Loan Facility in the third quarter of fiscal 2020, which we do not consider in our evaluation of our ongoing performance.

(c)	Charges related to the closure of Elfa France operations in the second quarter of fiscal 2019, which we do not consider in our evaluation of ongoing performance.

(d)	Employee retention credit related to the CARES Act recorded in the third quarter of fiscal 2020 as selling, general and administrative expense which we do not consider in our evaluation of ongoing performance.

(e)	Includes incremental costs attributable to the COVID-19 pandemic, which consist of hazard pay for distribution center employees in the first quarter of fiscal 2020 and sanitization costs in the first, second and third quarters of fiscal 2020, all of which are recorded as selling, general and administrative expenses which we do not consider in our evaluation of ongoing performance.

(f)	Includes costs primarily incurred in the first and second quarters of fiscal 2020 associated with the reduction in workforce as a result of the COVID-19 pandemic and the related temporary store closures in fiscal 2020, which we do not consider in our evaluation of ongoing performance.

(g)	Tax impact of adjustments to net income which are considered to be unusual or infrequent tax items, all of which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 26, 2020	December 28, 2019	December 26, 2020	December 28, 2019
Net income	$19,669	$2,412	$23,199	$1,959
Depreciation and amortization	8,498	9,689	26,270	28,137
Interest expense, net	4,099	5,134	13,540	16,245
Income tax provision	8,181	1,886	10,356	1,428
EBITDA	$40,447	$19,121	$73,365	$47,769
Pre-opening costs (a)	95	2,482	111	5,988
Non-cash lease expense (b)	(1,762)	(355)	8,311	(1,532)
Stock-based compensation (c)	2,177	799	4,986	2,575
Management transition costs (d)	1,200	—	1,200	—
Loss on extinguishment of debt (e)	893	—	893	—
Foreign exchange losses (gains) (f)	73	(37)	202	(98)
Elfa France closure (g)	—	(1)	—	402
Employee retention credit (h)	(1,028)	—	(1,028)	—
COVID-19 costs (i)	367	—	1,863	—
Severance and other (credits) costs (j)	(17)	(2)	1,088	(28)
Adjusted EBITDA	$42,445	$22,007	$90,991	$55,076

(a)	Non-capital expenditures associated with opening new stores and relocating stores, and costs associated with opening the second distribution center, including marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.
(b)	Reflects the extent to which our annual GAAP operating lease expense has been above or below our cash operating lease payments. The amount varies depending on the average age of our lease portfolio (weighted for size), as our GAAP operating lease expense on younger leases typically exceeds our cash operating lease payments, while our GAAP operating lease expense on older leases is typically less than our cash operating lease payments. Non-cash lease expense increased in the thirty-nine weeks ended December 26, 2020 due to renegotiated terms with landlords due to COVID-19 that resulted in deferral of $11.9 million of certain cash lease payments, of which $10.1 million remains deferred as of December 26, 2020, and the modification of certain lease terms for a substantial portion of our leased properties. In the thirteen and thirty-nine weeks ended December 28, 2019, lease expenses associated with the opening of the second distribution center were excluded from Non-cash lease expense and included in Pre-opening costs.
(c)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.
(d)	Costs related to the transition of key executives including signing bonus and relocation expenses recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.
(e)	Loss recorded as a result of the Seventh Amendment made to the Senior Secured Term Loan Facility in the third quarter of fiscal 2020, which we do not consider in our evaluation of our ongoing performance.

(f)	Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing operations.
(g)	Charges related to the closure of Elfa France operations in the second quarter of fiscal 2019, which we do not consider in our evaluation of ongoing performance.
(h)	Employee retention credit related to the CARES Act recorded in the third quarter of fiscal 2020 as selling, general and administrative expense which we do not consider in our evaluation of ongoing performance.
(i)	Includes incremental costs attributable to the COVID-19 pandemic, which consist of hazard pay for distribution center employees in the first quarter of fiscal 2020 and sanitization costs in the first, second and third quarters of fiscal 2020, all of which are recorded as selling, general and administrative expenses which we do not consider in our evaluation of ongoing performance.
(j)	Severance and other credits/costs include amounts our management does not consider in our evaluation of our ongoing operations. The fiscal 2020 amounts include costs primarily incurred in the first and second quarters of fiscal 2020 associated with the reduction in workforce as a result of the COVID-19 pandemic and the related temporary store closures in fiscal 2020.

The table below reconciles the non-GAAP financial measure of free cash flow with the most directly comparable GAAP financial measure of net cash provided by (used in) operating activities.

	Thirty-Nine Weeks Ended
	December 26,	December 28,
	2020	2019
Net cash provided by (used in) operating activities	$116,689	$(1,136)
Less: Additions to property and equipment	(11,670)	(29,296)
Free cash flow	$105,019	$(30,432)